CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm included under the captions of “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and under the captions of “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information. We also consent to the incorporation by reference of our reports dated January 29, 2014 on the financial statements and financial highlights of The Cushing Royalty & Income Fund as of and for the period ended November 30, 2013 in this Post-Effective Amendment 2 to the Registration Statement (Form N-2 No. 333-187268).

/s/ Ernst & Young LLP

Dallas, Texas

February 28, 2014